EXHIBIT 10.6

CONSENT, WAIVER AND AMENDMENT

THIS CONSENT, WAIVER AND AMENDMENT AGREEMENT (this "Agreement"), dated as of May 13, 2008 is entered into by and among WifiMed Holdings Company, Inc., a Nevada corporation (the "Company"), and the persons identified as "Holders" on the signature pages hereto (the "Holders").

WHEREAS, pursuant to a Securities Purchase Agreement, dated November 30, 2007 (the "Existing Purchase Agreement"), among the Company and the Holders, the Holders purchased from the Company an aggregate of $2,250,000  in principal amount of Original Issue Discount, 5% Senior Convertible Debentures, Due May 30, 2010 (the "Existing Debentures").

WHEREAS, pursuant to a Securities Purchase Agreement of even date herewith in the form attached as Exhibit A hereto (the "New Purchase Agreement") among the Company and the purchasers identified on the signature pages thereto (collectively, the "New Investors"), the New Investors will be purchasing a minimum of $500,000 and a maximum of $1,000,000 in aggregate principal amount of Convertible Debentures due November 13, 2008 (the "New Debentures) and warrants exercisable for five (5) shares of Common Stock for each $1.00 principal amount of New Debentures ((the "New Warrants", and the offer and sale of such debentures and warrants pursuant to the New Purchase Agreement are hereafter referred to as the "New Financing").

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Holder hereby agrees as follows:

1.         Subject to the terms and conditions hereunder, each Holder hereby waives:(A)the restrictions set forth in Section 4.13(a) of the Existing Purchase Agreement and Section 7(a) of the Existing Debentures solely with respect to the issuance of the New Debentures and the New Warrants and agrees that such restrictions shall not apply to the issuance of the New Debentures and New Warrants pursuant to the New Financing and (B) (i) the Event of Default under the Existing Debentures due to the Company's failure to timely make the April 1, 2008 interest payment thereunder and (ii) the right to receive the 12% Late Fees (as defined in the Existing Debentures) pursuant to Section 2(d) of the Existing Debenture (solely in respect of the April 1, 2008 interest payment), provided that the Company makes such interest payment within one business day of the closing of the New Financing.  Upon the completion of the New Financing, the restrictions set forth in Section 4.13(a) of the Existing Purchase Agreement shall terminate and be of no force and effect.

2.         The waivers and amendments set forth herein shall not be effective unless and until (i) all Holders shall  have agreed to the terms and conditions hereunder and (ii) the New Investors other than the Holders shall have delivered the Holders a Subordination Agreement, in the form of Exhibit B attached hereto.  In addition, the waivers and amendments set forth herein shall be null and void in the event the New Financing is not consummated on or before May 14, 2008.

3.         In consideration for granting the waiver set forth in Section 1 above, the Company shall provide to each Holder the following:

Additional Debentures.  Concurrently herewith, the Company shall issue to each Holder a convertible debenture (collectively the "Additional Debentures"), substantially in the form attached hereto as Exhibit C, with a principal amount equal to 20% of the principal amount of the Existing Debentures initially issued to such Holder pursuant to the Purchase Agreement.  The rights and obligations of the Company with respect to the Additional Debentures and the shares of Common Stock issuable pursuant to the Additional Debentures (the "Additional Underlying Shares") shall be identical in all respects to the rights and obligations of the Company with respect to the Existing Debentures and the Underlying Shares issued and issuable pursuant to the Transaction Documents.  Each Transaction Document is hereby amended so that the term "Debentures" includes the Additional Debentures and the term "Underlying Shares" includes the Additional Underlying Shares.  The Company acknowledges and agrees that the obligations of the Company and its Subsidiaries under the Additional Debentures and this Agreement shall be "Obligations" as defined under the Subsidiary Guarantee.

4.         As a result of the changes made to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act") which are effective February 15, 2008, the Company's obligations, pursuant to the Registration Rights Agreement, dated November 30, 2007, by and among the Company and each of the undersigned (the "Registration Rights Agreement"), to register the shares of Common Stock issuable upon conversion and/or exercise of the  Existing Debentures, including shares of Common Stock issued in lieu of accrued and unpaid interest thereon, and  Warrants (collectively, the "144 Eligible Securities"), are hereby suspended, so long as  the Company is in compliance with the current public information requirement under Rule 144 and  the Holder may sell the 144 Eligible Securities without any restriction or limitation under Rule 144 as of that date.  In connection with the foregoing, the Company hereby covenants and agrees that at any time during the period commencing on the date hereof and ending at such time that all of the Underlying Shares can be sold without the requirement that adequate public information with respect to the Company be available as set forth in Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c)(1) and such failure exceeds the extension period afforded to the Company under Rule 12b-25 of the Exchange Act to file a report that is not filed within the time period prescribed for such report, provided the Company timely files a Form 12b-25 with the Commission (any such failure being referred to as a "Public Information Failure" and the Business Day immediately following the extension period afforded by Rule 12b-25 being referred to as the "Public Information Failure Date"), then, as partial relief for the damages to the Holder by reason of any such delay in or reduction of its ability to sell the Underlying Shares (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each such holder an amount in cash equal to two percent (2.0%) of the aggregate purchase price paid by such holder under each of the Purchase Agreement for any Securities then held by such holder on the Public Information Failure Date and on every thirtieth day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (y) the date such Public Information Failure is cured and (z) such date that the public information requirement set forth in Rule 144(c)(1) is no longer required pursuant to Rule 144.  The foregoing payments to which a holder shall be entitled are referred to herein as "Public Information Failure Payments."  Public Information Failure Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Public Information Failure Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Public Information Failure Payments is cured.  In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full.

5.         The Company hereby agrees to cause its legal counsel to issue a legal opinion to the undersigned Holders and the Company's Transfer Agent that the 144 Eligible Securities may be sold pursuant to Rule 144 without volume restrictions or manner of sale limitations as of July 5, 2008 and that certificates representing the 144 Eligible Securities issuable upon conversion of the Debentures or a "cashless exercise" of the Warrants may be issued without a restrictive legend as required pursuant to Section 4.1 of the Purchase Agreement.

6.         Subject to the terms and conditions set forth herein, the Holders hereby agree that the Company can withdraw the registration statement filed pursuant to the Registration Rights Agreement, and agree that the Company shall not be required to file or maintain the effectiveness with respect to any Underlying Shares that are eligible for resale without volume or manner-of-sale restrictions so long as the Company is in compliance with the current public information requirements pursuant to Rule 144.

7.         In lieu of the cash payment of accrued but unpaid liquidated damages plus any late fees thereon under the Registration Rights Agreement, each Purchaser agrees that the amounts set forth on their signature page hereto in satisfaction thereof can be added by the Company to its New Debenture issuable pursuant to the New Purchase Agreement.

8.         (a)        Section 4.12(a) of the Existing Purchase Agreement is hereby amended and restated in its entirety as follows:

            "From the date hereof until July 5, 2009, upon any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents (a "Subsequent Financing"), each Purchaser shall have the right to participate in up to an amount of the Subsequent Financing equal to 100% of the Subsequent Financing (the "Participation Maximum") on the same terms, conditions and price provided for in the Subsequent Financing, subject to the additional provisions of this Section 4.12(a)."

            (b)        (i)         The Existing Purchase Agreement is hereby amended to add the following as new Section 4.18:

            "4.18    As long as any portion of the Debentures issued pursuant to this Agreement remain outstanding, unless the holders of at least 75% in principal amount of the then outstanding Debentures shall have otherwise given prior written consent, the Company shall not, and shall not permit any of its subsidiaries (whether or not a Subsidiary on the Closing Date) to, directly or indirectly repay, repurchase or offer to repay, repurchase or otherwise acquire any indebtedness, other than the Debentures if on a pro-rata basis, and the debentures issued pursuant to that certain Securities Purchase Agreement dated May 13, 2008, in accordance with, and to the extent permitted under the transaction documents executed in connection therewith."

                        (ii)           For avoidance of doubt, the terms "Debenture" and "Agreement"       in the amendment to the Existing Purchase Agreement in Section 8(b)(i) above refer to the     Existing Debentures and the Existing Purchase Agreement, respectively.

9.         The Company hereby makes to the Holders the following representations and warranties:

(i) Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(ii) No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or Subsidiary debt or otherwise) or other material understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(iii) Issuance of the Additional Debentures.  The Additional Debentures are duly authorized and, upon the execution of this Agreement by the Holders will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.  The Additional Underlying Shares, when issued in accordance with the terms of the Additional Debentures, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company.  The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Additional Underlying Shares sufficient for the conversion in full of the Additional Debentures.

(iv) Equal Consideration.  Except as set forth in this Agreement, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Transaction Documents.

(v) Survival and Bring Down.  All of the Company's warranties and representations contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto.  The  Company expressly reaffirms that each of the representations and warranties set forth in the Existing Purchase Agreement, continues to be true, accurate and complete, and the Company hereby remake and incorporate herein by reference each such representation and warranty as though made on the date of this Agreement.

10.       Except as expressly set forth above, all of the terms and conditions of the Transaction Documents (as defined in the Existing Purchase Agreement) shall continue in full force and effect after the execution of this Consent and Waiver and shall not be in any way changed, modified or superseded by the terms set forth herein.    Within 1 Trading Day of the closing of the New Financing, the Company shall issue a Current Report on Form 8-K, attaching this agreement, and disclosing the material terms of the transactions contemplated by the New Financing.

11.       This Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

12.       The Company has elected to provide all Holders with the same terms and form of consent and waiver for the convenience of the Company and not because it was required or requested to do so by the Holders.  The obligations of each Holder under this consent and waiver, and any Transaction Document are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance or non-performance of the obligations of any other Holder under this consent and waiver or any Transaction Document.  Nothing contained herein or in any Transaction Document, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this consent and waiver or the Transaction Documents.  Each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this consent and waiver or out of the other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.  Each Holder has been represented by its own separate legal counsel in their review and negotiation of this consent and waiver and the Transaction Documents.

IN WITNESS WHEREOF, this Consent and Waiver is executed as of the date first set forth above.

                                                                           WIFIMED HOLDINGS COMPANY, INC.

                                                                           By:_____________________________________

                                                                           Name:

                                                                           Title:

[signature page(s) of Holders to follow]

COUNTERPART SIGNATURE PAGE

OF HOLDER TO

CONSENT AND WAIVER,

AMONG WIFIMED HOLDINGS COMPANY, INC. AND

THE HOLDERS THEREUNDER

Name of Holder:___________________________________

By:______________________________________________

Name:____________________________________________

Title:_____________________________________________

Principal Amount of Additional Debenture (20% of principal amount of November Debenture): $____________

Accrued but unpaid liquidated damages and late fees: $______